AT THE COMPANY

Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

Winthrop Realty Trust Reclassifies its Series B-1 Preferred Shares for Financial
                               Statement Purposes

      BOSTON, August 9 /PRNewswire-FirstCall/ -- Winthrop Realty Trust (NYSE:
FUR) today announced that management concluded that its Series B-1 Redeemable Cumulative Convertible Preferred Shares of Beneficial Interest (the "Series B-1 Shares") were incorrectly classified as equity in the Company's unaudited balance sheet for the quarterly periods since March 31, 2005 and its audited balance sheet at December 31, 2005 as set forth in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2005 and should have been classified as a liability in accordance with FAS 150 because of the mandatory redemption provision applicable to the Series B-1 Shares.

      The reclassification will have no effect on the Company's cash flow, cash available for distribution or its debt covenants under its loan facility. It will, however, require that the $5.822 million in placement costs associated with the issuance of the Series B-1 Shares be amortized in interest expense and the dividend payments on the Series B-1 Shares also will be included in interest expense. The reclassification will result in a minor reduction in earnings per share for each quarterly period commencing March 31, 2005 by the amount of the placement cost amortized in such period. The amount of the reduction per quarter ranges from approximately $.0019 - $.0057 per common share on a fully diluted basis. Further, the Company's earnings per common share for the six months ended June 30, 2006 on a basic and diluted basis are $.33 and $.26 instead of the $.34 and $.27 reported in the Company's August 1, 2006 press release. For the three months ended June 30, 2006 the Company's earnings per share are unchanged by the reclassification.

      In light of management's determination to reclassify the Series B-1 Shares, management of the Company has concluded that the Company should file amendments to its Form 10-K/A for the year ended December 31, 2005 and a Form 10-Q/A for the quarter ended March 31, 2006 for such periods correcting such classifications; financial statements for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 will be corrected in connection with the filings of Form 10-Q for the comparable 2006 interim periods. The Company expects to file such amendments shortly. In addition, as a result of the reclassification, the Company has filed for an extension of time to file its Quarterly Report on Form 10Q for the period ended June 30, 2006 with the Securities and Exchange Commission.

      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

      Further details regarding the Company's results of operations, properties and tenants are available in the Company's Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2006 which will be filed with the Securities and Exchange Commission and will be available for download at the Company's website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov

Forward-Looking Statements

      Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to Winthrop Realty Trust can be found in Winthrop's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.